Exhibit 99.1

ATI Announces Full Year and Fourth Quarter 2018 Results

Full Year 2018 Results

  Sales were $4.05 billion, up 15% versus prior year
    49% of ATI sales to the aerospace and defense markets
  Segment operating profit was $413 million, or 10.2% of sales, up 46% versus 2017
    High Performance Materials & Components (HPMC) segment operating profit was $335 million, or 14.4% of sales
    Flat Rolled Products (FRP) segment operating profit was $78 million, or 4.5% of sales
  Net income attributable to ATI was $222.4 million, or $1.61 per share
    Significant improvement following prior years’ restructuring actions
  $382 million of cash on hand at year-end 2018 driven by strong Q4 cash generation

Fourth Quarter 2018 Results

  Sales were $1.04 billion, 14% higher than Q4 2017
    HPMC segment sales of $596 million, up 15% versus Q4 2017
    FRP segment sales of $442 million, up 13% versus Q4 2017
  Business segment operating profit was $87 million, or 8.4% of sales
    HPMC segment operating profit was $76 million, or 12.7% of sales
    FRP segment operating profit was $11 million, or 2.6% of sales
  Net income attributable to ATI was $41.1 million, or $0.30 per share

PITTSBURGH--(BUSINESS WIRE)--January 22, 2019--Allegheny Technologies Incorporated (NYSE: ATI) reported 2018 results. For the full year 2018, sales increased 15%, to $4.05 billion, and segment operating profit increased by 46%, to $413.2 million, or 10.2% of sales. Net income attributable to ATI for 2018 was $222.4 million, or $1.61 per share, compared to a full year 2017 net loss attributable to ATI of $91.9 million, or $(0.83) per share. On an adjusted basis, full year 2018 net income was $207.7 million, or $1.51 per share, excluding a $14.7 million, or $0.10 per share, gain on the sale of a 50% interest and subsequent deconsolidation of the A&T Stainless joint venture in March 2018, compared to adjusted 2017 net income attributable to ATI of $54.6 million, or $0.48 per share, excluding a $37.0 million debt extinguishment charge, tax legislation impacts and a $113.6 million net-of-tax charge for goodwill impairment.

For the fourth quarter 2018, sales were $1.04 billion and net income attributable to ATI was $41.1 million, or $0.30 per share. Prior year Q4 sales were $909.9 million and net income attributable to ATI was $1.7 million, or $0.01 per share, which included a $37.0 million debt extinguishment charge. Excluding this debt charge and certain tax legislation impacts, prior year Q4 adjusted net income was $34.6 million, or $0.27 per share.

“We delivered our highest revenues since 2014,” said President and CEO Bob Wetherbee. “Revenues grew in nearly all of our major markets, a testament to our ability to meet customers’ increasing demand for ATI’s unique design and production capabilities. Our commitment to relentless innovation and disciplined operational performance led both of our business segments to achieve double-digit sales growth in aerospace and defense.”

“Our HPMC segment finished the year with solid fundamentals as sales increased 15% in the fourth quarter and 13% for the full year compared to the prior year periods. These results exceeded the upper-end of our full year revenue growth guidance range of 10% to 12%,” said Wetherbee. Full year segment operating profit of $335 million, or 14.4% of sales, represented a 250-basis point improvement over 2017. Sales to the aerospace and defense markets grew by 15% versus the prior year quarter and were 77% of total HPMC fourth quarter 2018 sales. Next-generation jet engine product sales growth remained strong, increasing by over 50% versus the fourth quarter 2017, and represented 48% of total fourth quarter 2018 HPMC jet engine product sales. Fourth quarter 2018 HPMC segment operating profit was $76 million, or 12.7% of sales. Q4 results reflect higher operating costs (approximately $7 million) including major maintenance activities, which will enable continued strong operational execution into 2019, as well as ongoing impacts of a previously identified nickel powder billet supply issue and higher energy costs at our facilities in the Pacific Northwest due to supply disruptions following a natural gas pipeline explosion. “While we finished the year slightly below our increased HPMC operating profit margin expectations, I am proud of our teams’ efforts to satisfy our customers’ increased demand levels while performing important maintenance activities that help to position us for future profitable growth,” said Wetherbee.

The FRP segment reported fourth quarter 2018 sales of $442 million and operating profit of $11 million, or 2.6% of sales. FRP’s U.S. operations remained profitable in the fourth quarter 2018 despite the predicted significant declines in prices for several key raw materials, which reduced profit margins due to a mismatch between higher input costs for these materials and raw material surcharges based on falling raw material indices that are included in selling prices. “These results demonstrate the benefits of improved product mix and our business transformation efforts,” said Wetherbee. FRP segment results in the fourth quarter 2018 include a $4 million loss for ATI’s share of the A&T Stainless joint venture operations, which is currently unable to fully overcome the negative impact of the Section 232 import tariffs. For the full year 2018, FRP segment operating profit was $78 million, more than double the 2017 result, with significant growth in key end markets. 2018 sales to the differentiated oil & gas and aerospace & defense markets were each up approximately 30% versus the prior year.

“Within the FRP segment, we continue to make progress toward our goal of increasing asset utilization in a capital-efficient manner. Carbon steel hot-rolling conversion services for NLMK USA continue to ramp-up at our world-class Hot Rolling and Processing Facility, or HRPF. We expect ongoing production increases in line with expectations in 2019,” Wetherbee said. “Regarding our efforts to secure a Section 232 tariff exclusion on behalf of the A&T Stainless JV, we continue to engage the U.S. Commerce Department in dialogue and work within their tariff exclusion framework. We firmly believe the facts underlying this request are compelling and justify a tariff exclusion,” said Wetherbee.

As of December 31, 2018, cash on hand was $382 million and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $350 million, with no borrowings under the revolving credit portion of the ABL. During the fourth quarter 2018, ATI generated $276 million of cash from operating activities, including a $173 million decrease in managed working capital, which improved to 31.6% of sales, representing a 650-basis point reduction compared to the prior year-end. Capital expenditures were $139 million for 2018, including $38 million in the fourth quarter primarily related to HPMC growth projects including the new iso-thermal press and heat-treating capacity expansion at our Iso-Thermal Forging Center of Excellence in Cudahy, WI.

Strategy and Outlook

In the HPMC segment, ATI expects continued year-over-year revenue and operating profit expansion in 2019 through focused growth in highly-differentiated materials and technologies, primarily for the jet engine market. The Company is leveraging the scale and capabilities required for its jet engine customers into other highly-demanding materials and components markets, targeting high-single-digit revenue growth, and year-over-year segment operating profit margin improvement of 150 basis points in 2019, including the negative impact of approximately $8 million of higher retirement benefit expense. “We remain focused on operational execution and continuous improvement initiatives to continue to meet our increasing aerospace production rate requirements,” said Wetherbee.

In the FRP segment, significant price declines in several key raw materials are expected to negatively affect first quarter 2019 results due to the mismatch between input costs and the surcharge index pricing mechanism. ATI expects FRP segment results for the full year 2019 to be in line with 2018, with ongoing high-value product sales growth and the continued benefits from higher HRPF utilization rates to be offset by the short-term raw material costs headwinds and approximately $23 million of higher retirement benefit expense in the segment.

In total for ATI, 2019 defined benefit pension and postretirement benefit plan expenses are expected to be approximately $35 million higher compared to 2018, mainly due to lower-than-expected returns on pension trust assets primarily resulting from the December 2018 equity market decline. Contributions to ATI’s U.S. defined benefit pension plan are now expected to be approximately $145 million in 2019. We continued to make progress on our defined benefit pension strategy in 2018. In the fourth quarter 2018, as part of its liability management strategy, ATI completed a $97 million risk transfer of a portion of the U.S. pension obligations through the purchase of an annuity contract with a nationally recognized insurance company. As a reminder, the ATI U.S. defined benefit pension plan is now closed to new entrants.

ATI expects strong cash flow generation from operations in 2019, with free cash flow, excluding pension plan contributions, of at least $290 million. Capital expenditures are projected to be at or below our expected 2019 depreciation levels, or between $165 million and $170 million, including the previously announced HPMC growth projects for ATI’s Iso-Thermal Forging Center of Excellence in Cudahy, WI, as well as other strategic growth projects. “We will be disciplined in our capital deployment as we invest for future growth opportunities while continuing to strengthen the balance sheet,” Wetherbee concluded.

Fourth Quarter and Full Year 2018 Financial Results

  Sales for the fourth quarter 2018 were $1.04 billion, a 14% increase compared to the fourth quarter 2017. Sales for the full year 2018 increased 15% to $4.05 billion, compared to $3.53 billion in 2017. HPMC sales in 2018 reflect stronger demand for forgings and components for the aerospace and defense markets as well as nickel-based and specialty alloy products. FRP sales for the full year 2018 include a stronger mix of high-value products, particularly nickel-based alloys.
  Gross profit in the fourth quarter 2018 at $147.6 million, or 14.2% of sales, was $5.0 million higher than the prior year’s fourth quarter. For the full year 2018, gross profit increased more than $130 million over 2017, to $630.3 million, or 15.6% of sales.
  Net income attributable to ATI for the fourth quarter 2018 was $41.1 million, or $0.30 per share. This compares to fourth quarter 2017 net income attributable to ATI of $1.7 million, or $0.01 per share. For the full year 2018, net income attributable to ATI was $222.4 million, or $1.61 per share, compared to a net loss of $91.9 million, or $(0.83) per share for the 2017 fiscal year. Results in all periods include impacts from income taxes which differ from applicable standard tax rates, primarily related to impacts of income tax valuation allowances.
  Cash on hand at December 31, 2018 was $382.0 million. For the full year 2018, cash provided by operating activities was $392.8 million, including a $74.1 million reduction in managed working capital. Cash used in investing activities in 2018 was $145.1 million, including $139.2 million for capital expenditures and $10.0 million for the acquisition of an additive manufacturing business, partially offset by proceeds from equipment disposals and other items. Cash used in financing activities was $7.3 million, including a $5.9 million reduction in foreign credit facility borrowings.

High Performance Materials & Components Segment

Market Conditions

  Aerospace and defense sales in the fourth quarter 2018 were $459.6 million, 3% higher than the third quarter 2018, and represented 77% of total segment sales. Compared to the third quarter 2018, commercial jet engine sales were 7% higher and government aero/defense sales were 6% higher, while commercial airframe sales were 7% lower. Total HPMC fourth quarter 2018 sales increased 2% compared to the third quarter 2018. Sales to the oil & gas market were 32% higher, while sales to other HPMC end markets including medical and electrical energy were lower. Direct international sales represented 47% of total segment sales for the fourth quarter 2018.

Fourth quarter 2018 compared to fourth quarter 2017

  Sales were $596.1 million, a $78.4 million, or 15% increase compared to the fourth quarter 2017, primarily due to higher sales of next-generation jet engine products. Sales to the commercial aerospace market, which represented 66% of fourth quarter 2018 sales, were 21% higher than the prior year, including a 26% increase in sales to the commercial jet engine market. Sales to the oil & gas market were 67% higher from a weak prior year period, and construction and mining market sales were 30% higher.
  Segment operating profit increased to $76.0 million from $65.8 million for the fourth quarter 2017. Segment operating profit margins were 12.7% for both periods. An improved product mix related to next-generation forgings, components and nickel-based alloys for the aero engine market was partially offset by about $7 million for the combined impact from higher operating costs including major maintenance, higher energy costs at certain facilities, and the negative impact of an ongoing nickel powder billet supply issue.

Flat Rolled Products Segment

Market Conditions

  Sales increased by 2% in the fourth quarter 2018 compared to the third quarter 2018, led by an 18% increase in sales to the aerospace and defense markets, including products for titanium armor applications. Sales to most other key end markets were lower compared to the third quarter 2018, including sales to the oil & gas market which declined 1%, and sales to the automotive and electrical energy markets which declined 7% and 15%, respectively. Shipments increased 2% for high-value products, primarily related to stronger demand for nickel-alloy and titanium products, compared to the third quarter 2018. Shipments declined 6% for standard stainless products as falling raw material values and year-end inventory management actions affected customer order patterns in the distribution channel. Direct international sales were 33% of fourth quarter 2018 segment sales.

Fourth quarter 2018 compared to fourth quarter 2017

  Sales were $441.8 million, a $49.6 million, or 13%, increase compared to the prior year period. Sales to the aerospace and defense and automotive markets were 62% and 18% higher, respectively, compared to the fourth quarter 2017. These increases more than offset a nearly 5% decrease in sales to FRP’s largest end market, oil & gas, which experienced higher 2017 demand levels due to the timing of international projects.
  Segment operating profit was $11.3 million, or 2.6% of sales, compared to $22.4 million, or 5.7% of sales, for the fourth quarter 2017. Fourth quarter 2018 results were negatively impacted by significant price declines in several key raw materials, most notably ferrochrome and nickel, which reduced profit margins due to a mismatch between the higher input costs for these materials and raw material surcharges based on falling raw material indices that are included in selling prices, compared to the prior year period. In addition, the FRP segment results include a $4 million loss for ATI’s share of the A&T Stainless joint venture operations, primarily due to Section 232 tariffs.

Corporate Expenses, Closed Operations and Other Expenses

  Both fourth quarter and full year 2018 Corporate Expenses include higher incentive compensation related to improved company performance versus 2017. Closed Operations and Other Expenses in the fourth quarter 2018 were $5.0 million, compared to $5.6 million in the prior year fourth quarter. For the full year 2018, Closed Operations and Other Expenses were $21.6 million, compared to $34.0 million for 2017. Changes between periods were primarily the result of foreign currency remeasurement gains in 2018 compared to remeasurement losses in 2017, along with lower carrying costs for closed facilities in 2018, mainly related to the Rowley, UT and Midland, PA locations, compared to the prior year.

Income Taxes

  The fourth quarter 2018 included a tax benefit of $5.8 million primarily related to income taxes on non-U.S. operations, including the full year benefit in the quarter of a reduced annual tax rate for our STAL joint venture in China. For the full year 2018, ATI’s tax expense was $11.0 million, or 4.4% of pretax income. ATI continues to maintain income tax valuation allowances on its U.S. federal and state deferred tax assets, and we do not expect to pay any significant U.S federal or state income taxes for the next few years due to net operating loss carryforwards. Based on currently proposed regulations related to the 2017 Tax Cuts and Jobs Act and the current 2019 outlook, we expect our consolidated income tax expense for 2019 to be approximately 5% to 7% of pretax income.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, January 22, 2019, at 8:15 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the Allegheny Technologies website.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2017, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.0 billion for the twelve-month period ended December 31, 2018. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017

Sales	$1,037.9	$1,020.2	$909.9	$4,046.6	$3,525.1

Cost of sales	890.3	859.8	767.3	3,416.3	3,028.1
Gross profit	147.6	160.4	142.6	630.3	497.0

Selling and administrative expenses	72.9	65.5	60.5	268.2	248.0
Impairment of goodwill	-	-	-	-	114.4
Operating income	74.7	94.9	82.1	362.1	134.6
Nonoperating retirement benefit expense	(8.4)	(8.4)	(13.4)	(33.9)	(54.3)
Interest expense, net	(25.2)	(24.8)	(31.6)	(101.0)	(133.8)
Debt extinguishment charge	-	-	(37.0)	-	(37.0)
Other (expense) income, net	(1.9)	0.8	0.3	20.5	4.0
Income (loss) before income taxes	39.2	62.5	0.4	247.7	(86.5)
Income tax provision (benefit)	(5.8)	6.9	(4.8)	11.0	(6.8)
Net income (loss)	$45.0	$55.6	$5.2	$236.7	$(79.7)
Less: Net income attributable to noncontrolling interests	3.9	5.1	3.5	14.3	12.2
Net income (loss) attributable to ATI	$41.1	$50.5	$1.7	$222.4	$(91.9)

Basic net income (loss) attributable to ATI per common share	$0.33	$0.40	$0.01	$1.78	$(0.83)

Diluted net income (loss) attributable to ATI per common share	$0.30	$0.37	$0.01	$1.61	$(0.83)
Note: Quarterly earnings per share amounts may not add to year-to-date amounts due to rounding.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017
Sales:
High Performance Materials & Components	$596.1	$585.5	$517.7	$2,334.2	$2,067.4
Flat Rolled Products	441.8	434.7	392.2	1,712.4	1,457.7

Total external sales	$1,037.9	$1,020.2	$909.9	$4,046.6	$3,525.1

Operating profit:

High Performance Materials & Components	$76.0	$76.0	$65.8	$335.4	$246.4
% of Sales	12.7%	13.0%	12.7%	14.4%	11.9%

Flat Rolled Products	11.3	29.5	22.4	77.8	37.0
% of Sales	2.6%	6.8%	5.7%	4.5%	2.5%

Total operating profit	87.3	105.5	88.2	413.2	283.4
% of Sales	8.4%	10.3%	9.7%	10.2%	8.0%

LIFO and net realizable value reserves	(0.7)	-	-	(0.7)	(0.2)

Corporate expenses	(17.2)	(14.8)	(13.6)	(58.1)	(50.5)

Closed operations and other expense	(5.0)	(3.4)	(5.6)	(21.6)	(34.0)

Impairment of goodwill	-	-	-	-	(114.4)

Gain on joint venture deconsolidation	-	-	-	15.9	-

Debt extinguishment charge	-	-	(37.0)	-	(37.0)

Interest expense, net	(25.2)	(24.8)	(31.6)	(101.0)	(133.8)

Income (loss) before income taxes	$39.2	$62.5	$0.4	$247.7	$(86.5)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	December 31,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$382.0	$141.6
Accounts receivable, net of allowances for doubtful accounts	527.8	545.3
Short-term contract assets	51.2	-
Inventories, net	1,211.1	1,176.1
Prepaid expenses and other current assets	74.6	52.7
Total Current Assets	2,246.7	1,915.7

Property, plant and equipment, net	2,475.0	2,495.7
Goodwill	534.7	531.4
Other assets	245.4	242.6

Total Assets	$5,501.8	$5,185.4

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$498.8	$420.1
Accrued liabilities	260.1	282.4
Short-term contract liabilities	71.4	-
Short-term debt and current portion of long-term debt	6.6	10.1
Total Current Liabilities	836.9	712.6

Long-term debt	1,535.5	1,530.6
Accrued postretirement benefits	318.4	317.8
Pension liabilities	730.0	697.0
Deferred income taxes	12.9	9.7
Long-term contract liabilities	7.3	-
Other long-term liabilities	69.2	73.2
Total Liabilities	3,510.2	3,340.9

Total ATI stockholders' equity	1,885.7	1,739.4
Noncontrolling interests	105.9	105.1
Total Equity	1,991.6	1,844.5

Total Liabilities and Equity	$5,501.8	$5,185.4

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Fiscal Year Ended
	December 31
	2018	2017

Operating Activities:

Net income (loss)	$236.7	$(79.7)

Depreciation and amortization	156.4	160.8
Impairment of goodwill	-	114.4
Debt extinguishment charge	-	37.0
Deferred taxes	2.1	(1.4)
Change in managed working capital	74.1	(111.8)
Change in retirement benefits	(32.6)	(110.3)
Accrued liabilities and other	(43.9)	13.4
Cash provided by operating activities	392.8	22.4
Investing Activities:
Purchases of property, plant and equipment	(139.2)	(122.7)
Purchases of businesses	(10.0)	-
Asset disposals and other	4.1	3.1
Cash used in investing activities	(145.1)	(119.6)
Financing Activities:
Borrowings on long-term debt	7.1	8.5
Payments on long-term debt and capital leases	(6.4)	(353.0)
Net (payments) borrowings under credit facilities	(5.9)	1.6
Debt issuance costs	-	(0.8)
Debt extinguishment charge	-	(35.8)
Issuance of common stock	-	397.8
Dividends paid to noncontrolling interests	(10.0)	(8.0)
Sale to noncontrolling interests	14.4	3.7
Taxes on share-based compensation and other	(6.5)	(4.8)
Cash (used in) provided by financing activities	(7.3)	9.2
Increase (decrease) in cash and cash equivalents	240.4	(88.0)
Cash and cash equivalents at beginning of period	141.6	229.6
Cash and cash equivalents at end of period	$382.0	$141.6

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)
	Three Months Ended				Fiscal Year Ended
	December 31		December 31		December 31		December 31
	2018		2017		2018		2017
Market
Aerospace & Defense:
Jet Engines	$301.9	29%	$238.8	26%	$1,151.4	29%	$955.9	27%
Airframes	142.2	14%	120.2	13%	537.0	13%	482.3	14%
Government Aerospace & Defense	77.8	7%	78.6	9%	277.1	7%	279.9	8%
Total Aerospace & Defense	$521.9	50%	$437.6	48%	$1,965.5	49%	$1,718.1	49%
Oil & Gas	132.7	13%	128.5	14%	546.2	13%	418.2	12%
Automotive	78.9	8%	67.3	8%	323.4	8%	273.7	8%
Food Equipment & Appliances	63.6	6%	57.1	6%	244.9	6%	226.0	6%
Electrical Energy	54.2	5%	48.0	5%	234.5	6%	192.2	5%
Construction/Mining	56.1	5%	48.3	5%	226.0	6%	192.9	6%
Medical	40.3	4%	40.3	5%	183.1	4%	183.0	5%
Electronics/Computers/Communications	47.2	5%	43.4	5%	156.9	4%	151.6	4%
Other	43.0	4%	39.4	4%	166.1	4%	169.4	5%
Total	$1,037.9	100%	$909.9	100%	$4,046.6	100%	$3,525.1	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	30%	30%	31%	30%	28%
Precision forgings, castings and components	19%	18%	18%	20%	18%
Titanium and titanium-based alloys	19%	16%	16%	17%	17%
Precision and engineered strip	14%	14%	14%	14%	14%
Zirconium and related alloys	5%	6%	5%	5%	6%
Total High-Value Products	87%	84%	84%	86%	83%
Standard Products
Stainless steel sheet	8%	9%	8%	8%	9%
Specialty stainless sheet	4%	4%	4%	4%	4%
Stainless steel plate and other	1%	3%	4%	2%	4%
Total Standard Products	13%	16%	16%	14%	17%
Grand Total	100%	100%	100%	100%	100%

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
Shipment Volume:	2018	2018	2017	2018	2017

Flat Rolled Products (000's lbs.)
High value	89,963	87,994	90,332	346,564	323,391
Standard	90,529	96,211	100,973	400,995	446,542
Flat Rolled Products total	180,492	184,205	191,305	747,559	769,933

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$3.14	$3.22	$2.94	$3.20	$2.81
Standard	$1.43	$1.53	$1.23	$1.41	$1.21
Flat Rolled Products combined average	$2.28	$2.34	$2.04	$2.24	$1.88

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017

Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$41.1	$50.5	$1.7	$222.4	$(91.9)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	3.3	3.2	-	12.9	-
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$44.4	$53.7	$1.7	$235.3	$(91.9)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	125.2	125.2	117.5	125.2	110.1
Effect of dilutive securities:
Share-based compensation	1.4	0.9	1.1	0.8	-
4.75% Convertible Senior Notes due 2022	19.9	19.9	-	19.9	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	146.5	146.0	118.6	145.9	110.1

Basic net income (loss) attributable to ATI per common share	$0.33	$0.40	$0.01	$1.78	$(0.83)

Diluted net income (loss) attributable to ATI per common share	$0.30	$0.37	$0.01	$1.61	$(0.83)
Note: Quarterly earnings per share amounts may not add to year-to date amounts due to rounding.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	December 31	December 31
	2018	2017

Accounts receivable	$527.8	$545.3
Short-term contract assets	51.2	-
Inventory	1,211.1	1,176.1
Accounts payable	(498.8)	(420.1)
Short-term contract liabilities	(71.4)	-
Subtotal	1,219.9	1,301.3

Allowance for doubtful accounts	6.0	5.9
LIFO reserve	(2.9)	(43.1)
Inventory reserves	88.5	121.5
Managed working capital	$1,311.5	$1,385.6

Annualized prior 3 months sales	$4,151.3	$3,639.5

Managed working capital as a % of annualized sales	31.6%	38.1%

December 31, 2018 change in managed working capital	$(74.1)
As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately. With the adoption of the new revenue recognition accounting guidance in 2018, we now include short-term contract assets and liabilities in the calculation of managed working capital. In 2017 and prior periods, portions of contract assets and liabilities were included in managed working capital. Prior managed working capital calculations were not revised for this accounting change.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	December 31	December 31
	2018	2017

Total debt (a)	$1,552.5	$1,553.8
Less: Cash	(382.0)	(141.6)
Net debt	$1,170.5	$1,412.2

Net debt	$1,170.5	$1,412.2
Total ATI stockholders' equity	1,885.7	1,739.4
Net ATI capital	$3,056.2	$3,151.6

Net debt to ATI capital	38.3%	44.8%

Total debt (a)	$1,552.5	$1,553.8
Total ATI stockholders' equity	1,885.7	1,739.4
Total ATI capital	$3,438.2	$3,293.2

Total debt to total ATI capital	45.2%	47.2%

(a) Excludes debt issuance costs.
In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated January 22, 2019:
	Fiscal Year Ended	Three Months Ended	Fiscal Year Ended
	December 31, 2018	December 31, 2017	December 31, 2017

Income (loss) attributable to ATI	$222.4	$1.7	$(91.9)
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(14.7)	-	-
Debt extinguishment charge, net of tax (b)	-	37.0	37.0
Impairment of goodwill, net of tax (c)	-	-	113.6
Income tax items including valuation allowances (d)	-	(4.1)	(4.1)
Income attributable to ATI excluding special items	$207.7	$34.6	$54.6

	Per Diluted Share *	Per Diluted Share *	Per Diluted Share *
Income (loss) attributable to ATI	$1.61	$0.01	$(0.83)
Adjust for special items:
Gain on joint venture deconsolidation, net of tax (a)	(0.10)	-	-
Debt extinguishment charge, net of tax (b)	-	0.29	0.29
Impairment of goodwill, net of tax (c)	-	-	1.05
Income tax items including valuation allowances (d)	-	(0.03)	(0.03)
Income attributable to ATI excluding special items	$1.51	$0.27	$0.48
* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a)	First quarter 2018 results include a gain on deconsolidation of Allegheny & Tsingshan Stainless following the sale of a 50% noncontrolling interest and subsequent derecognition. The $15.9 pretax gain, including ATI's retained 50% share, was recorded at fair value.

(b)	Fourth quarter and fiscal year ended December 31, 2017 results include a debt extinguishment charge of $37.0 after-tax, or $(0.29) per share, for the full redemption of the $350, 9.375% Senior Notes due 2019.

(c)	During the third quarter of 2017, the Company performed an interim goodwill impairment analysis, as required by accounting standards, for our Cast Products business and determined that all goodwill assigned to this business unit was impaired. As a result, the Company recorded a $114.4 pre-tax non-cash goodwill impairment charge ($113.6 after-tax), or $(1.05) per share.

(d)	Amounts for the three months and fiscal year ended December 31, 2017 include $4.1 of tax benefits, or $0.03 per share, from the 2017 Tax Cuts and Jobs Act legislation.

Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company's U.S. qualified defined benefit pension plans.

CONTACT:
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com